Exhibit 99.1
NewLake Capital Partners Announces Board Transition
New Canaan, CT, July 15, 2026 — NewLake Capital Partners, Inc. (OTCQX: NLCP) (“NewLake” or “the Company”), a leading provider of real estate capital to state-licensed cannabis operators, today announced that David Weinstein will resign from its Board of Directors, effective July 31, 2026.

“On behalf of the Board and management team, I want to thank David for his years of dedicated service and commitment to the Company," said Anthony Coniglio, NewLake’s President and Chief Executive Officer. "As a member of the Board since NewLake's founding in 2019, David played a key leadership role as Chief Executive Officer during the Company's transition to the public markets and has contributed meaningfully to NewLake's development and growth. We are grateful for his guidance and contributions, and we wish him all the best in his future endeavors."

Mr. Weinstein added, "I am proud of what we have accomplished to date and look forward to watching NewLake's continued success."

About NewLake Capital Partners, Inc.
NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions and third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 34 properties, including 15 cultivation facilities and 19 dispensaries, primarily leased to single tenants under triple-net lease agreements. For more information, please visit www.newlake.com.

Contact Information:
Lisa Meyer
Chief Financial Officer, Treasurer and Secretary
NewLake Capital Partners, Inc.
lmeyer@newlake.com

Investor Contact:
Valter Pinto, Managing Director
KCSA Strategic Communications
NewLake@KCSA.com
PH: (212) 896-1254

Media Contact:
Ellen Mellody
KCSA Strategic Communications
EMellody@KCSA.com
PH: (570) 209-2947